Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144992 on Form S-8 and Registration Statement No. 333-155288 on Form S-8 of our report dated August 31, 2009, relating to the consolidated financial statements and financial statement schedule of Solera Holdings, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, and our report dated August 31, 2009 related to the effectiveness of Solera Holdings Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Solera Holdings, Inc. for the year ended June 30, 2009.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

August 31, 2009